EXHIBIT 99.2

NCO Group, Inc.

Fourth Quarter 2007 Investor Conference Call

Moderator: Michael Barrist

April 2, 2008

1:30 pm ET

Operator:	Good afternoon. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to the NCO Group Fourth Quarter Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press the Pound key. Thank you. Mr. Barrist, you may begin your conference.

Michael Barrist:	Thank you Operator and thank you everyone for joining NCO Group’s conference call for the fourth quarter of 2007. Statements in this conference call and in our press release issued April 1st other than historical facts are forward-looking statements as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company’s earnings press release. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur, or otherwise.

Today’s call will cover several key topics. I’ll review in detail the quarterly financial and operational highlights for each of our divisions including new business opportunities and trends and the growth and profitability for each unit. After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results. We will then open up the call for questions.

During the fourth quarter we continued to feel the impact of the consumer driven downturn that began during the third quarter. Historically these types of downturns initially impact our business negatively as consumers slow their payment patterns and our clients are forced to make operational changes to offset the adverse impact to their businesses. As with other downturns this initial transition period is typically followed by a period of opportunity.

During the fourth quarter NCO reported a net loss of $22.1 million on EBITDA of $14.7 million. These results include the impact of approximately $25.0 million of impairment on purchase accounts receivable as well as approximately $789,000 of non-recurring charges related to the Company’s going-private transaction. This compares to EBITDA of $11.3 million for the same period last year. The prior year period includes the impact of transaction charges of $16.6 million, purchased accounting adjustments of $6.1 million, restructuring charges of $2.6 million, and integration charges of $1.2 million.

NCO is organized into three operating units — Accounts Receivable Management or ARM, Customer Relationship Management or CRM, and Portfolio Management. During the fourth quarter of 2007 the ARM division operated slightly below its revenue and profitability targets. Currency movements during October, the price of oil with its ensuing impact on automotive and heating expenditures, in conjunction with the generally poor performance of the consumer all negatively impacted our ability to collect on behalf of our clients and ourselves.

When an economic downturn negatively impacts our ARM service business during the early part of the downturn we are ultimately able to manage through the transition since our clients incur the impact of lower collections and we only tasked with managing away the adverse P&L impact of the downturn. This is accomplished through careful management of our expense base and work rules in order to offset the declines in revenue derived per account with the increased volume we ultimately will realize from every client relationship. This is an ongoing process that happens in real time. Additionally we need to deploy new resources or redeploy otherwise unneeded resources in order to meet the new client ramp needs. We view the cost containment process and the new opportunity process as two distinct disciplines in order to be sure that we never maintain unneeded resources.

In typical downturn cycles the rapid onset of a weakening collection environment is ultimately offset by an expedited need for our services as our clients drive to meet the challenges of a more difficult operating environment. I am pleased to report that the first quarter of 2008 has been better than expected for our ARM business relative to increased volume from new and existing clients primarily in our early stage delinquency business and we’ve begun to offset some of the impact of lower consumer response in our ARM division.

In addition to the positive impact of new volume, our ARM division continues to benefit from the ongoing restructuring we began in late 2005. These ongoing changes to the ARM division’s cost structure in conjunction with the ongoing deployment of virtual technology including segmentation modeling and advanced predictive analytics should continue to yield benefits that will help offset further deterioration in the economy.

During the quarter labor cost, which shows the cost of an average employee in the Company over time, decreased slightly in this division as compared to last quarter. During the quarter our efficiency of labor which is the amount of NCO labor utilized to drive revenue including the amount of new client labor drag decreased slightly from last quarter.

Revenue per CTE or calculated time equivalent shows a correlation between revenue and the amount of staff required to run our business over time. These numbers remained strong during the fourth quarter due to the fact we were able to more efficiently manage our labor through the use of automation and statistical segmentation. During the fourth quarter our revenue per CTE was approximately $6439, $5980, and $6134 for October, November, and December, respectively.

As I have previously discussed, our operating model dynamically manages expenses taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate, and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

We also continue to use our size to leverage labor and our vendor relationships in order to improve our cost structure and maximize profitability. This business model in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities from those same clients.

Growth from existing clients combined with new client wins gives us the opportunity we need to fulfill our growth and profitability expectations. During the quarter we continued to execute on our plans to drive more of our labor requirements to more cost effective geographies. This balancing of our labor between domestic, near shore, and offshore locations has allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management as well as expand the near shore and offshore collections of domestic bad debt contingency accounts. Additionally, available North American capacity as a result of the SST and OSI transactions, which I’ll discuss in a moment, has allowed us to harvest new and existing client opportunities on an expedited basis.

We assess the effects of these labor markets on an ongoing basis and expect to continue to accelerate the movement of labor offshore as an effective strategy that will continue to yield a more cost effective payroll structure for NCO as we move into the future.

At the close of the quarter we had approximately 1,555 employees in Canada, 782 employees in India, 624 employees in the Philippines, and 502 employees in the Caribbean available to deliver services to U.S. ARM clients. Additionally during the fourth quarter we continued to explore opportunities to further leverage foreign labor for reduction of certain of our administrative IT and accounting costs.

Offering our clients the most cost effective and efficient access to labor and expertise with consolidated results from multiple locations in and outside the United States is a competitive advantage for NCO and further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services into the broader BPO industry. While providing cost effective access to better labor markets is critical to our long term success, it is only one piece of a broader transition that has been underway for many years.

During the fourth quarter the weakening economy did adversely affect our CRM division. Internal client initiatives and disruptions as a result of weak performance in their core businesses led to delays, weaker than expected volumes, and some pressure on our ability to get our clients to adjust pricing to offset negative currency and volume impact.

These pressures in conjunction with the strategic decision to ramp down and close two Canadian locations by the first quarter of ’08, several unplanned ramp up events, and the adverse impact of foreign currency exchange rates caused the division to operate below its revenue and profitability targets for the quarter.

Our CRM business entered 2008 with a solid business plan and the planned resolution of several of the issues that have negatively impacted the fourth quarter. During the first part of 2008 this division has executed on plan and has had several key new pieces of business as well as increased volume from existing customers. Accordingly we continue to see this division as one of the strongest growth opportunities over the next few years.

During the quarter this division continued to focus on the process of fine tuning the operating attributes of each client engagement in order to further refine their operating model to reduce costs, increase pricing where appropriate, and further deploy technology as well as advanced predictive analytics that reduce labor needs.

This process will result in ongoing reductions to our Canadian workforce as we work with our CRM clients to move more business to alternative geographies within the NCO network. The result in improvements to profitability should begin during 2008.

At the end of the quarter this division had approximately 4,162 employees in the Philippines, 2,755 employees in Canada, 1,989 employees in Panama, and 225 employees in the Caribbean in order to deliver service to U.S. CRM clients. Based on client requests for additional capacity we are executing several ongoing expansion plans. We continue to focus on expanding our presence in Latin America in order to meet client needs as we build out more seats in Panama.

Additionally we continue to focus on the expansion of our resources in the Philippines. Our second site which is located at Clark Air Force Base will be open and online shortly and we are currently negotiating for a third location to be available by year end.

During the fourth quarter the Portfolio Management division was negatively impacted by the consumer downturn also. This division was slightly below its revenue target but above its profitability target excluding the allowance for impairment of purchased accounts receivable that I’ll discuss in a moment. The results for the quarter were positively impacted by gains from the ongoing sale of certain segments of the portfolio.

We view that there are three key elements to managing a portfolio business through a consumer downturn. Initially we need to evaluate the assets we own to ensure that our carrying value is appropriate based on current consumer payment trends. This process resulted in a valuation allowance, or an impairment charge, of approximately $25.0 million during the fourth quarter which was taken after careful analysis of future collection expectations given the potential impact from the weaker collection environment.

Secondly, each of our current commitments that were priced prior to the downturn had to be evaluated to determine the impact of these consumer changes to the pricing that we committed. Where appropriate we have entered into negotiations with clients to make needed adjustments.

And finally, pricing models had to be revised to take into consideration current payment trends and increased volatility. This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility.

Our Portfolio division continues to deploy its highly successful process of using its predictive modeling to identify and sell specific accounts that have a low probability of collection with NCO resources. During the fourth quarter this division recognized revenue from the sale of accounts of approximately $9.3 million compared to $703,000 during the fourth quarter of 2006.

During the quarter this division purchased accounts receivable with a face value of $1.9 billion for a total price of $34.4 million. For all of 2007 this division purchased accounts receivable with a face value of $5.8 billion for a total purchase price of $117.5 million.

Our 2007 purchase activity has positioned this division for a very productive start to 2008. I am pleased to report that during the first quarter of 2008 we operated in a favorable purchase environment related to price and volume of portfolios.

During the first quarter of 2008 we completed our planned acquisitions of Systems & Services Technologies, Inc., and Outsourcing Solutions Inc. The

integration for these acquisitions is proceeding according to plan and we expect that the addition of these companies will help us to further define NCO as the partner of choice for our clients as they navigate through this more challenging environment. I’ll now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:	Thanks Michael. Revenue for the fourth quarter of 2007 was $279.7 million. This is a decrease of about $900,000 or 0.3% from the fourth quarter of last year and a decrease of $27.5 million or 9.0% from last quarter. As Michael previously stated, the Company did report EBITDA of $14.7 million and net loss of $22 million. In the prior year the Company reported EBITDA of $11.3 million and a net loss of $17.5 million.

The results that I have just described include the impact of the $25.0 million impairment on the purchased accounts receivable which is recorded as an offset to sales as noted by the revenue decrease from the prior period. The prior year results include transaction charges of $16.6 million, purchase accounting adjustments of $6.1 million, restructuring charges of $2.6 million, and integration charges of $1.2 million.

When you break the revenue down into its components, ARM reported $204.3 million of revenue this quarter as compared to $200.6 million last year and $207.5 million last quarter. This is a 1.8% increase from the fourth quarter of last year and a 1.5% decrease from last quarter.

The increase from last year and the decrease over the last quarter primarily reflect revenue from the Portfolio Management division and an expected seasonal decrease in collections over lower revenue. ARM included revenue of $27.3 million for services performed for Portfolio Management during the fourth quarter of this year as compared to $22.5 million last year and $28.5 million in the last quarter.

Also included in intercompany revenue for the fourth quarter of 2007 was approximately $6.6 million of commissions from the sale of portions of Portfolio Management’s accounts receivable portfolios. This compares to $1.2 million for the fourth quarter of last year and $4.7 million in the last quarter.

CRM reported $84.6 million worth of revenue in the current quarter as compared to $68.9 million last year and $83.1 million last quarter. This is a $22.8 million or 22.8% increase over the fourth quarter of last year and a 1.8% increase over last quarter.

These increases were attributable to increased client volumes related to the implementation of new client contracts in 2006 and 2007 as well as the acquisition of Star Contact, a CRM provider located in Panama in December of 2006, which accounted for $5.2 million of the revenue growth over the prior year.

The implementation of new CRM contracts has progressed and the revenue from such opportunities has significantly impacted the division as reflected in the increases in revenue in this quarter. However as we projected, there will be pressure on our margins as these clients are ramping up to full capacity and as we have discussed in the past the company does incur significant unreimbursed training costs as well as labor inefficiencies as employees are learning client programs.

Portfolio Management generated $18.3 million of revenue this quarter compared to $33.9 million for the same quarter of last year and $45.1 million last quarter. This represents a 46.0% decrease in the same quarter last year and a 59.4% over the last quarter. These decreases primarily reflect the impact of the $25.0 million reduction in revenue due to an allowance for impairment of purchased accounts receivable recorded in the fourth quarter.

Since this impairment is based on our current expectations for collections on existing portfolios, if consumer payment patterns decline further we may need to record additional impairments. In addition, if consumer payment patterns are better than currently expected, we can recoup all or a portion of the impairment allowance that was recorded in the fourth quarter.

Revenue from the sales of purchased accounts receivable this quarter was $9.3 million. This compares to revenue of $703,000 in the fourth quarter of last year and $10.3 million last quarter from the sale of purchased accounts receivable. We continue to sell certain blocks of receivables from numerous portfolios. These receivables include accounts which are deemed to have a very low liquidation value in the NCO environment.

Collections on purchased portfolios in the fourth quarter, excluding the proceeds from portfolio sales, were $48.0 million as compared to $50.5 million from the same quarter last year and $54.1 million last quarter. The decrease from last year was primarily due to the runoff from an acquisition of two significant portfolios in the third quarter of 2005 through two business combinations as well as a more difficult collection environment.

Moving on to our expenses, on an overall basis payroll and related expenses as a percent of revenue decreased slightly to 53.4% as compared to 58.9% last year, an increase from 51.8% last quarter. The increase from last quarter primarily reflects the impact of changes in the foreign currency exchange rates, as Michael discussed previously.

On an overall basis our selling, general, and administrative expenses as a percent of revenue increased to 34.2% as compared to 36.9% last year and 33.9% last quarter. Due to the going-private transaction our interest expense was $4.9 million higher and amortization expense was $5.3 million higher in the fourth quarter of 2007 as compared to the prior year.

For the fourth quarter of 2007 we recorded an income tax benefit of $11.8 million. This was the result of losses in our domestic ARM and CRM operations during the quarter combined with a higher level of profits from our foreign operations which are taxed at very low rates.

And lastly I will provide some notes on our financial condition. At December 31, 2007 the Company had $27.1 million of cash and equivalents. During the quarter Portfolio Management acquired $34.4 million of new portfolios with a face value of $1.9 billion. Our capital expenditures for the fourth quarter were $6.3 million or 2.2% of revenue for the quarter, down from $6.9 million or 2.6% of revenue in the prior quarter.

In the fourth quarter our accounts receivable days sales outstanding was 52 days, up from 50 days in the fourth quarter of last year. This increase was primarily due to the receipt of a large receivable in early January of 2008. Cash flows used in operations for the quarter were $5.6 million.

I would now like to walk you through our financing activities. At December 31, 2007 we had $47.0 million outstanding on our revolving credit facility and $44.2 million of remaining availability. During the quarter we had repayments net of borrowings of $5.6 million of debt under the company’s non-recourse credit agreement. As of December 31, 2007 the total amount outstanding under this facility was $63.7 million including the market value of the lender’s residual interest which was $9.6 million.

On February 29th we acquired OSI for a purchase price of $325 million. We funded the portion of the acquisition with a $139 million add-on term loan B to our senior credit facility. In addition, OEP, NCO management, and other co-investors provided us with the remainder of the funding for the acquisition through additional equity investments. I think it’s important to note that this transaction was structured as a de-leveraging event since the majority of the purchase price was funded through equity contributions.

In connection with the $139 million add-on term loan B, the interest rates on the new and existing term loan borrowings were also amended. Following the amendment, current LIBOR term loan borrowings will bear interest at a rate equivalent to LIBOR plus a margin of 4.25% as compared to a margin of 3.0% prior to the amendment. And with that I’ll turn things back to Michael.

Michael Barrist:	Great, thank you John. Operator, can we please open up for questions?

Operator:	At this time I would like to remind everyone in order to ask a question press Star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Michael Temple.

Michael Temple:	Hi Michael, how are you?

Michael Barrist:	Good, how are you?

Michael Temple:	Good. I just had a couple of just picky questions and then some more larger strategic ones. And I may have missed this but what was your sale of accounts receivable in the quarter?

Michael Barrist:	The gain was $9.3 million. Let me get you the sales proceeds, Michael, if you want to move on.

Michael Temple:	Yeah that’s fine. And then in terms of collections in excess of revenue, I’m calculating it at about $10 million based upon year end and backing out the last three quarters. Does that sound about right? Maybe you could get that one too while we’re talking.

Michael Barrist:	Is that the amortization portion? The collections in excess of revenue from our cash flow statement?

Michael Temple:	Correct.

Michael Barrist:	Yeah we’ll get that also.

Michael Temple:	Okay. I was wondering if you could refresh me and then maybe the rest of the audience in terms of the Cargill strategic lender JV that you have. Does the debt that you borrow through them appear on your balance sheet? I know it’s non recourse but does it show up on the balance sheet as you go out and purchase these receivables?

John Schwab:	The debt we borrow from Cargill is on the balance sheet, and there are some relationships with have with Cargill that are partnership in nature and they show up as minority interests.

Michael Temple:	Okay so they get essentially a portion of whatever you collect on the portfolios as a minority interest.

John Schwab:	If we each buy 50/50, we each put up half the money, the servicing fee comes out of waterfall first and then everything beyond the servicing fee is split 50/50. They have no preference to us.

Michael Temple:	Okay, you know, I kind of like to look at you guys in terms of EBITDA but then cash EBITDA as well. And usually what I try to do is back into cash EBITDA by assessing what your collections in excess of revenues are. And on that basis you really aren’t that highly levered.

What my question is, and this is I guess more sort of the bigger picture, what I’ve seen this year based upon what I think is going on is that you’ve been purchasing more than you’ve been collecting and that’s sort of typical of the last cycle as well.

As you go into the kind of consumer downturn your collections in excess of revenue come off a little bit. You add more to your portfolios because you see more opportunities and then eventually that reverses itself you end up collecting more than you’re buying as the opportunities sort of disappear and the portfolios essentially end up getting worked off. Is that a correct depiction of kind of the cycle?

Michael Barrist:	Well, John why don’t you give us the numbers first because I think that may not be correct.

John Schwab:	Just to get back to your initial question, the proceeds from our sales were $27.3 million.

Michael Temple:

Okay, that’s the number that I backed into as well. And here’s the reason I’m asking. In 2007, and I’m just looking at your 10-K, you purchased $125 million of accounts receivables and your collections in excess of revenue which are essentially the difference between your revenues and, you know, what you actually collected in cash were about $77 million, again based on your 10-K, cash flow, right? And if I go back to prior periods it looks like it was sort of even in 2006 and if I go back to 2003-2004, you actually have collections in excess of revenues that are larger than your purchases of accounts receivable.

So I guess what I’m trying to do is assess in 2008 what I should be thinking about. Should I be thinking that you will continue to have purchases of accounts receivable that are greater than your collections in excess of revenue in this cycle?

Michael Barrist:

Well, I would tell you that first of all I think part of what you’re seeing, typically we look at collections in excess of revenue plus revenue against purchases to determine if we’re buying more than we’re collecting. And I think part of what you’re caught in here is the big portfolios purchased at the end of 2005 bubbling up the number of what is in excess of revenue compared to purchases, like that’s declining.

But it’s kind of an anomaly because there was a huge set of opportunities at the end of 2005 that necessitated pretty material incremental buys for us. So absent that I think what you would find is it’s fairly consistent. And then again internally we look at the total collection dollars whether it goes to revenue or to amortization and compare that to buys, expenditure dollars. And I think you’ll find that number is a little more stable.

Michael Temple:	Okay, I guess what I’m trying to assess is what type of free cash flow generation you might have in 2008. I mean, everybody is of course in this credit crunch freaked out about companies that aren’t generating excess cash flow. And, you know, generally the way I look at your organization is that at the time where everyone is worried about credit you’re finding your greatest opportunities. However, you’re also probably going to be spending more buying the portfolios than would make investors comfortable.

Michael Barrist:

First of all, obviously we’re trying to be smart about taking advantage of opportunities in this current environment but I will tell you that my view on this is it would be foolish for us to go double up or increase by 50% kind of our planned acquisition strategy. I think it’s smarter for us to maybe we might build it up a little bit because opportunities are there and you can’t always time opportunities, but it is not our intention to go on a buying spree and basically spend every bit of cash we have on portfolios.

The second thing is, as we have always done historically, if something large and unusual comes along that is opportunistic we’ve been fairly clever about crafting a special deal with Cargill on a one-off basis so as to not create a cash flow situation for the Company.

Michael Temple:	Fair enough.

Michael Barrist:

So what I would say to you is, I can’t tell you specifically how opportunities flow. What I will tell you is philosophically it is not our impression that we should go out and buy everything we could possibly buy. We might buy a little more than we otherwise would have but to the extent anything is bigger than a breadbox we’re going to be crafty with Cargill or some other partner to make sure that it does not adversely impact our cash flow.

And again, the fact that we’ve been able to deliver with this new transaction and that as far as LBOs go we’re probably in fairly good shape from a leverage perspective, we don’t take lightly the fact that the amount of debt we have on the balance sheet, so it’s something we think about a lot and it’s not our intention to do that.

Michael Temple:	Fair enough. Sort of another sort of larger question having to do with the transaction that you just completed, as I recall in conversations I’ve had that the kind of visual EBITDA or cash flow multiple that you purchased this organization for was fairly high but that as in the past combinations that you’ve managed to bring online you’ve sort of squeezed out costs, taken advantage of the synergies associated with your organization. Can you give us an assessment of what you think the run rate EBITDA addition will be from the acquisition and when you might hit that?

Michael Barrist:	I don’t know that I can give out the actual run rate EBITDA. What I will tell you is that as with past acquisitions we have tried to keep our, what I’ll call effective multiple, in the 5 to 7 range. And I think that you can assume that when the dust settles and you have kind of clear visibility of this that this will be in line. It was planned to be in line with that and there’s nothing we’ve seen so far in the integration process that would lead us to believe that it’s anything different than that.

Michael Temple:	Fair enough.

Michael Barrist:	Now as far as where it will settle, as with most of our acquisitions, by the time we get to the one year anniversary, but what I would tell you is by the fourth quarter of this year kind of on a run rate basis I think you’re going to get pretty good visibility of most of the synergies. They might not all be in there, all those systems issues and whatnot.

But one of the head starts we have with this company is their main operating platform for their collection business is the operating platform we use for a big part of our business. So from a systems conversion perspective we’ve saved a little bit of work now. With that said there’s a bunch of other conversion work and other stuff we have to do because like most companies for sale, they were packaged for sale and their capital expenditures were controlled in a way to make sure that they only spent what they had to spend.

But we feel pretty good, we’re a month into this and we feel pretty good about what we bought and we feel pretty good about the integration plan which is moving along very, very nicely. And by the end of the year I think you’ll have a pretty clear snapshot of it and you’ll be within this 5 to 7 effective multiple range when we look back at it.

Michael Temple:	Okay, last question and then I’ll get back into the queue, are there any costs associated with the integration that we’ll have to bear in the first couple of quarters?

John Schwab:	Yeah sure, there certainly are. I mean, obviously there are some severances that kind of go out the door, there’s some of the restructuring activities that are taking place along the way. So those things were planned for and they were budgeted for in connection with our capital raising and the equity raise that we did. So, nothing completely outrageous and out of line with standard transactions but as you kind of go through these types of things it just kind of works out as it goes.

Michael Temple:	I guess what I was trying to do was get an assessment of what type of cash call there may be in the next year. I mean, given your funds, your cash plus availability is down to about $75 million, $80 million. I’d hate to see a significant call on that in order to kind of get you to that run rate EBITDA.

John Schwab:	We don’t expect that we will. As you saw when we raised $349 million of debt and equity when we did the transaction, which was a purchase price of $325 million. So we did kind of plan for a little bit of that raise and so obviously you’re going to kind of work through some of that. But again as we sit here today we don’t expect that there’s going to be significant drain on cash relating to this. There always are few more things than you expect, but we’ll work through that.

In addition, we’re taking this opportunity, Michael, because of the size of the acquisition of OSI, we’re looking at all of our operations as we go through this, and to the extent that we have offices in the same locale we’re trying to figure out about which one should we keep around, which one should we not keep around. So you may see as we go forward not only sort of some purchase accounting things that go on but a few restructuring charges as we go forward that hit our P&L. We’ll separately call those things out but it’s all related to the integration. So we’ll keep that out there from the cash standpoint. Again I think we’re pretty confident that our capital structure is appropriate to accommodate the level of charges.

Also keep in mind with some of the severance activity and certainly some of the real estate activity even though there may be a restructure event, the cash doesn’t always go right out the door.

Michael Temple:	Fair enough.

John Schwab:	So I wouldn’t expect any material change to our cash needs relative to restructuring at this time. But again, until we get really into every bit of the nitty gritty, we’ll make smart business decisions around it.

Michael Temple:	Okay, great. Guys thanks. If I have another question I’ll ask it later on. Thanks.

Michael Barrist:	Thanks Michael.

Operator:	Your next question comes from Hugh Miller.

Hugh Miller:	Hi, good afternoon. I had some questions just regarding the ARM business.

Michael Barrist:	Okay.

Hugh Miller:	And you guys have mentioned that you are now operating in a more favorable receivable pricing environment and I was wondering if you could give a little bit of an additional color on the trends that you’ve noticed in the fourth quarter and what you’re seeing so far in 2008.

Michael Barrist:	Okay for the ARM business or the portfolio purchase business?

Hugh Miller:	For—oh I’m sorry, for the portfolio purchase business.

Michael Barrist:	Okay for the portfolio purchase business the collectability of accounts across all of our business including ARM and portfolio, we have not seen a material improvement in collectability. We have certainly had our normal tax season increase in January and February although I would tell you tax season seemed to dry up a little earlier this year than prior years and that was seen I think across the whole industry. But overall we did not expect to see improvement in the first quarter and we have not seen a lot of improvement in the first quarter.

Relative to the portfolio purchase opportunities, I think you have a few different dynamics going on. One is you have a few less people coming to the table to buy things. You have as kind of the perfect storm of that, you have sellers trying to figure out how they manage through their P&L for the upcoming 2008 season. Certainly a lot of our credit grantor friends are tasked with getting certain recovery dollars in the door to make sure they hit their budgets.

And the third piece is you have a lot of people like ourselves who have seen a downturn of collectability, relooking at our models kind of with the double whammy. We’re first of all looking at lower collectability which obviously drives lower pricing. But the second piece is we’re taking a look at the volatility we’ve now seen and saying hey, wait a minute, some of these IRR targets we’ve used in the past need to be juiced up a little bit to make sure that we account for some potential volatility as we move forward.

So we are seeing some better pricing. We have closed on some that we believe to be very attractive deals. We’ve worked through a lot of these contracts we had to buy, healthcare accounts moving forward. We have a couple more to go. So all in all I think it’s been a pretty productive environment but the one thing we have not seen — and again we do not plan to see it — is we have not seen any material improvement in how consumers are performing in the front half of the year.

Now just one thing to add to that is the good thing about our ARM business is what we’re feeling all of our clients continue to feel so there is a lot of incremental need for our services especially in the early stage delinquency management arena coming in the door relative to people who just need resources to hit their spikes in delinquency. And again that will work its way through the clients’ delinquency cycles ultimately to charge off.

And while we’re seeing some increase in charge off volume we expect that to go up a little later in the year as things really get to that six and nine month mark where there’s a lot of opportunity.

Hugh Miller:	Sure, that’s very helpful. And are you seeing a disparity in pricing weakness between primary paper and second and tertiary paper?

Michael Barrist:	We’ve seen some pricing come down across the board. Keep in mind we don’t buy a lot of primary non-healthcare paper. It’s really never been our sweet spot or market. We’ve always kind of liked to make our mark in the older stuff. We’ve bid on a few things that are fresher. A couple we’ve gotten, a few we haven’t, a few we’ve seen people come in and pay 50% more than we were willing to offer.

I don’t know that the primary stuff tends to be a little more beefy and people seem to feel that they can pay big dollars for that. We’re just being very, very cautious about everything we do because at this point in a time like this you don’t know what you don’t know and we’re just trying to be cautious and move forward in a very cautious way.

Hugh Miller:	Sure, and I guess with regards to the resell activity and your expectations going forward, do you think that might be more of a challenge as you go through a declining pricing environment?

Michael Barrist:

It absolutely is. And we were creative in the fourth quarter. In constructing our business plan for this year have not baked a lot of asset sales in. But again to the extent we can’t get where we need to get to on asset sales we’re not going to bill them. I mean, the numbers have to drive those decisions.

But, we try to do that scientifically, if it pays to sell it. Even if in a situation you may get less for it you may be collecting less on it. I mean, each one of these is a mathematical exercise and trying to get to the right answer mathematically as to whether we should keep it or shed it.

Hugh Miller:	Sure, sure. And I guess one last question, can you give us some color on the type of paper that you ended up ultimately taking the impairments on?

Michael Barrist:

It was in both—if you break our paper into two major streams, one being the healthcare paper and one being non-healthcare which is primarily credit card although it does have a mix of DDA, direct deposit account things, and other pieces of paper, loans in it. The impairment was split between the two portfolios. I don’t believe it was half and half but it was pretty substantial in each portfolio.

And we really have seen this downturn across the board in pretty much everything we own. There’s a handful of portfolios that we have not seen a downturn and one of the things obviously we’re looking at right now is really trying to stratify our segmentation models. We always look at things on a square model we’ve built and other things to make sure we understand where the downturn is and in what segments of the economy. But it’s across the board in pretty much every portfolio we handle.

And we did it with mathematics. We did not sit there subjectively and make decisions. We tried to stick to a process we have used for many, many years on a look back period. We focused on how long that look back period should be given what’s going on and let the mathematics drive the decisions which we felt was the smartest way to deal with it instead of getting emotional about it and saying we think things are going to get better. We made a decision based on what we know today and the assumption that things will kind of stay this way for the foreseeable future.

Hugh Miller:	Okay great, thank you very much.

Michael Barrist:	Sure.

Operator:	Your next question comes from Steve Hollycheck.

Steve Hollycheck:	Yeah I just had a quick question. On the $25 million impairment charge you took, are you allowed to add that back to the EBITDA in your bank agreement or not?

Michael Barrist:	Yes we are.

Steve Hollycheck:	Okay great, okay thank you. That’s all I had.

Operator:	Your next question comes from Nicholas Weber.

Nicholas Weber:	Good afternoon, just a quick one as well. Can you give a spread of the EBITDA between the three businesses?

Michael Barrist:	John do we have that?

John Schwab:	For the quarter, let’s see.

Nicholas Weber:	Yeah for the last quarter.

John Schwab:	In the press release that we issued yesterday we sort of break the EBITDA out by each of the businesses. Hold on a second, I’ll try to put that together right now. So if you look through it, it will take us a couple of minutes to add it up Nicholas but I think if you look at our fourth quarter press release you look at each of the segments that we have broken out. Very basically we’re just kind of adding the depreciation and amortization back into the income loss from operations that we reported.

So for ARM it was $19.8 million, for CRM it was $4.4 million, for Portfolio Management again due to the write down, it was about $13.5 million loss, again due to the significant write down that we had.

Nicholas Weber:	But then you can add that back you said for the bank agreement?

John Schwab:	Yeah we add the entire thing back.

Nicholas Weber:	So this $14.7 million of EBITDA is before adding that back.

John Schwab:	Yes.

Nicholas Weber:	Okay, okay. And another question about the OSI acquisition. When will the OSI number be consolidated in your numbers? When does it close basically, the acquisition?

Michael Barrist:	The acquisition closed on the 29th of February and so as we report our first quarter numbers we’ll have one month of the first quarter into our numbers.

Nicholas Weber:	Okay thank you.

Michael Barrist:	And as we report obviously it will be in second, third, and fourth quarter

Nicholas Weber:	Yeah, thank you.

Michael Barrist:	Okay.

Operator:	Again if you would like to ask a question press Star 1. And your next question comes from Brandon Sheehi.

Smear Gokay:

Hi, actually this is Smear Gokay from KBW. You know, I just had a question on the collections front. I think you provided some commentary and you talked about maybe some reduction of collectability. And, you know, in looking at some of the publicly traded debt recovery companies it seems like their view on collectability is somewhat mixed and intuitively it seems the economy is weakening, collectability should be decreasing but it seems to be mixed somewhat.

And I was wondering if maybe there was something in your geographic distribution of accounts that might account for weaker collections or is it more broad based as far as weaker collectability? Any thoughts would be helpful.

Michael Barrist:

I’ll kind of give you my philosophical view on this and this is a very, very common question we get. We buy in a marketplace similar to many of our competitors. Now certainly like in the healthcare arena we have a market that very few other people play in to the extent we do so there is certainly something unique about that. But again I don’t think we’ve seen internally that portfolio really react differently than some of the other non-health care portfolios.

But the non-health care portfolios, the mix of business we have is similar to many of the other players in the market. We do collection work for a lot of clients, we do collection work for a lot of debt buyers. We have a lot of collection agencies that do work for us. And in downturns we’ve seen they have pretty much been across the board.

I think what it comes down to is ultimately management teams need to make decisions as to how they view these situations. Are they short term in nature, longer term in nature? The accounting gives you some latitude to make operational changes and change the curves. I mean, management ultimately sets the curves. We have chosen to look at this mathematically and to not sit around and say that we believe we can collect our way through these downturns and cure these deviations.

Because at the end of the day we believe that the consumer is overloaded much more than in the past. The consumer is much more cautious and the stress of the consumer’s pocketbook is pretty dramatically different today than it was a year ago. That’s just one company’s view and one set of management team’s view on that situation.

And as you said it is mixed. I mean, some of the other firms believe there’s issues. They think our impairment is probably larger than most of them. Some of them not the public ones but some of the private ones we talk to feel this is going to pass. I think management teams need to make their own decisions and get comfortable with how they report their numbers.

We think we’ve been pretty transparent as to how we think about this and again we think that this is not a short term thing, that this consumer stress will last for a reasonable period of time and that it would be imprudent for us to assume that it’s going to magically get better at sometime in the near future. We have to adjust to the world we live in today and move forward to take advantage of the opportunities that are in front of us.

So that’s kind of our philosophical view of it and we stand by the impairment we took. We think that it was the correct adjustment needed to make sure that we were properly following the accounting pronouncements in front of us.

Smear Gokay:

That’s very helpful color, thank you. And then, you know, just another question I had was what percentage of your purchases in ’07 consisted of credit card purchases or non-healthcare? And I think you had said the majority of those were credit card. So what percentage of your purchases were non-healthcare?

And then, you know, just to get your thoughts at a high level from a philosophical perspective, what do you think is the outlook? I mean, it seems like pricing is coming down for credit card paper, maybe collectability is also decreasing.

However, you know, it seems to me that you have a lot of consolidation amongst the sellers of credit card paper among the issuers and a fair degree of consolidation among the large buyers of credit card paper too. So in this kind of environment it seems unlikely to me that pricing is going to significantly decline. But I wanted to get your thoughts on that as well if you could.

Michael Barrist:

Yeah we don’t disclose the breakdown between the types of paper we have so we don’t have that readily available although I would qualify to say that we’ve seen this downturn pretty much across the board. There has been some exceptions to that at certain higher end portfolios.

But the relatives of the pricing, you know, it’s interesting to me. For many years pricing has crept up primarily in fresh charge off. And we’ve always kind of used our mathematics and our client connections and have been creative in where we find paper to buy and have really levitated towards what I’ll say older paper, more vintage paper, and more specialty type paper — things that didn’t have as much demand where we felt like we could create real value.

We have seen pricing come down. Certainly we levitate towards this older paper and a little bit more unusual things like bank overdrafts and that kind of stuff that we really like and we’ve seen pricing come down there. I had clients receptive to understand our view as to why the pricing needs to come down.

Over time I don’t have any false perception that this is a market that is saturated with capital. Returns even on—what I would consider a bad day in the portfolio business, most people consider pretty good returns. So I don’t have any false perception that whatever operating environment the consumer is going to be at, that once we just get to that level that pricing will continue to always be a challenge in this business and I don’t know where that shakes out. We’re just trying to be smart about taking advantage of what we can right now.

But again, pricing is always going to max out at some number that Wall Street is going to be put money to work behind some of these companies. And I don’t know where that shakes out. Right now we just go with the flow and do the best deals we can, spend our money wisely, and again that’s another reason why I don’t want to run off and just keep spending money.

I just think if you stick to the model of moving cautiously through this thing using all your data, buying what you can, and knowing that once things stabilize out whether it gets better or stays the same, pricing is going to be the most it can possibly be to drive the return that Wall Street wants.

Smear Gokay:	Okay, thank you very much.

Michael Barrist:	Sure.

Operator:	At this time there are no further questions.

Michael Barrist:	Great, thank you Operator, and thank you everyone for joining us today. As always if you have questions please feel free to call John Schwab, Brian Callahan, or myself and we’ll tend to get you whatever information you need. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END